Filed pursuant to Rule 424(b)(3)

File Nos. 333-274875 and 811-23904

AMG PANTHEON CREDIT SOLUTIONS FUND

Supplement dated June 21, 2024

to the Statement of Additional Information dated April 1, 2024, as supplemented (the “SAI”)

The following information supplements and supersedes any information to the contrary relating to AMG Pantheon Credit Solutions Fund (the “Fund”) contained in the Fund’s SAI.

Effective immediately, the tables in the section entitled “Portfolio Management – The Portfolio Managers” starting on page 11 of the SAI are deleted and replaced with the following:

Portfolio manager	Registered investment companies managed		Other pooled investment vehicles managed (world- wide)		Other accounts (world-wide)
	Number of accounts	Total assets	Number of accounts	Total assets	Number of accounts	Total assets
Susan Long McAndrews	1	$2 billion	72	$38.49 billion	50	$30.44 billion
Dennis McCrary	1	$2 billion	72	$38.49 billion	50	$30.44 billion
Brian Buenneke	1	$2 billion	38	$15.77 billion	37	$29.13 billion
Kathryn Leaf	1	$2 billion	72	$38.49 billion	50	$30.44 billion
Rudy Scarpa	1	$2 billion	72	$38.49 billion	50	$30.44 billion
Amyn Hassanally	1	$2 billion	72	$38.49 billion	50	$30.44 billion
Rick Jain	1	$2 billion	72	$38.49 billion	50	$30.44 billion
Jeffrey Miller	1	$2 billion	72	$38.49 billion	50	$30.44 billion
Kevin Dunwoodie	1	$2 billion	38	$15.77 billion	37	$29.13 billion
Evan Corley	1	$2 billion	38	$15.77 billion	37	$29.13 billion

Portfolio manager	Registered investment companies managed for which the Adviser receives a performance-based fee		Other pooled investment vehicles managed (world- wide) for which the Adviser receives a performance-based fee		Other accounts (world- wide) for which the Adviser receives a performance-based fee
	Number of accounts	Total assets	Number of accounts	Total assets	Number of accounts	Total assets
Susan Long McAndrews	0	$0	29	$10.41 billion	22	$5.92 billion
Dennis McCrary	0	$0	29	$10.41 billion	22	$5.92 billion
Brian Buenneke	0	$0	11	$3.81 billion	19	$5.78 billion
Kathryn Leaf	0	$0	29	$10.41 billion	22	$5.92 billion
Rudy Scarpa	0	$0	29	$10.41 billion	22	$5.92 billion
Amyn Hassanally	0	$0	29	$10.41 billion	22	$5.92 billion
Rick Jain	0	$0	29	$10.41 billion	22	$5.92 billion
Jeffrey Miller	0	$0	29	$10.41 billion	22	$5.92 billion
Kevin Dunwoodie	0	$0	11	$3.81 billion	19	$5.78 billion
Evan Corley	0	$0	11	$3.81 billion	19	$5.78 billion

PLEASE KEEP THIS SUPPLEMENT FOR FUTURE REFERENCE